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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

THE LEAP PARTNERSHIP, INC., an Illinois corporation and a wholly-owned subsidiary of the Registrant.

LILYPAD SERVICES, INC., an Illinois corporation and a wholly-owned subsidiary of the Registrant.

TADPOLE PRODUCTIONS, INC., an Illinois corporation and a wholly-owned subsidiary of the Registrant.